Exhibit 6.10

TOKEN SERVICES AGREEMENT
This Services Agreement (“Agreement”) is entered into as of December 8, 2017 (the “Effective Date”) between, on the one hand, YouNow Services, LLC, a Delaware company (“Company”) and, on the other hand, YouNow, Inc., a Delaware corporation (“Token Sponsor”). Company and Token Sponsor are each referred to as a “Party” and, together, as the “Parties”.
The Parties hereby agree as follows:
WHEREAS, Token Sponsor is a company developing a protocol using blockchain technology. Token Sponsor intends to deliver digital Tokens to the public in conjunction with the launch of Token Sponsor’s protocol (“Network Launch”).
WHEREAS, Token Sponsor intends to engage Company to, inter alia, help facilitate the sale (the “Token Sale”) of blockchain tokens through a debt instrument (“Token Interests”, attached in Exhibit A) under a Regulation CF offering (the “Reg CF Offering”). For purposes of clarity, it is contemplated that proceeds of the Reg CF Offering will be used to purchase Tokens from the Token Sponsor upon the earlier of a i) Network Launch or ii) Public Token Sale (defined below) and that these Tokens will then be used to satisfy obligations under Token Interests to holders of the Token Interests.
WHEREAS, Token Sponsor intends for Company to provide technical support, client relations management and other consulting services to Token Sponsor.
WHEREAS, Token Sponsor intends that Company will use the proceeds of the Token Sale to purchase Tokens reserved for Company by Token Sponsor.
WHEREAS, Token Sponsor agrees to fulfill all payment obligations contemplated by this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1)	TERM. This Agreement commences on the Effective Date and remains in effect, unless earlier terminated as set forth herein or until the earlier of the

i)	purchase of Tokens by the Company from Token Sponsor after a Network Launch;

ii)	the Issuer fails to complete a successful Reg CF Offering after first filing a Form C (a “CF Offering Failure”);

iii)	the dissolution of either Party; or

iv)	the mutual agreement of the Parties (the “Term”).
Each Party may refuse to honor commitments made under this Agreement if such Party in good faith believes that honoring the commitment will result in a violation of law (including securities or commodities laws).

2)	SCOPE

a)	Services. Starting of the Effective Date, Company shall provide the following services (“Services”) to Token Sponsor:

i.	support to engage and educate potential and actual investors about the Company’s operations, technology and general related topics such as blockchain,

ii.	services necessary to launch, manage and close the Token Sale, and

iii.	any services necessary to fulfill the requirements of the Token Interests issued during the Token Sale, including support for purchaser of the Token Interests after the Token Offering ends.

b)
Changes to the Services. Any change to the Services shall require the mutual written consent of the Parties. Notwithstanding the foregoing, Company reserves the right to make immaterial changes to its processes, products, and services in its sole discretion.

c)	Exclusivity. Until the one year anniversary of the Effective Date, Token Sponsor shall not engage any third party to perform services similar to the Services.

3)	CONTRIBUTION; FEES AND EXPENSES

a)
Contribution. Token Sponsor shall make a non-refundable capital contribution of ten thousand dollars ($10,000) to the Company in exchange for a majority, managing member interest in the Company within 10 days of the Effective Date.

b)
Service Fees. In consideration for the Services, Token Sponsor shall pay to Company (a) a fee of twenty thousand dollars (US$20,000) (the “Service Fee”), and (b) within thirty days of the first delivery of Tokens following the earlier of i) a Network Launch or ii) a Public Token Offering, following the Effective Date, a number of Tokens equal to the quotient obtained by dividing (x) ten thousand dollars (US$10,000) by (y) the initial undiscounted price set by the Token Sponsor for purposes of the Public Token Offering (“Public Token Offering”). Public Token Offering shall be an event, whereby Token Sponsor publicly advertises the sale of its Tokens, regardless of who can purchase them. In the case of a CF Offering Failure, the Company shall return any portion of the Service Fee that had not been used to the Token Sponsor.

c)
Reduction of Final Payment. If the Token Sponsor makes all wallet distributions related to the conversion of the Token Interests, the Service Fee will be reduced by 50%, repayable to Token Sponsor without interest by Company upon completion of the wallet distributions.

d)
Expenses. Company will be responsible for all fees related to its Reg CF Offering, except that Token Sponsor will be responsible for all fees paid or due to the portal used for the Reg CF Offering (“Portal Fees”) in the event that the Token Sponsor’s Tokens are distributed to holders of the Token Interests. Token Sponsor shall reimburse the Company for all Portal Fees in the event that the Token Sponsor’s Tokens are distributed to holders of the Token Interests. In no event shall Token Sponsor be responsible for any additional expenses or additional costs associated with Services rendered, unless otherwise authorized by Token Sponsor in each case.

4)
Cooperation. To enable Company’s delivery of its Services, Token Sponsor shall collaborate with Company in good faith to (i) provide materials deemed necessary or appropriate by the Company to complete the Reg CF Offering; (ii) communicate any material changes in its Network Launch and/or Public Token Offering logistics and timing; (iii) provide reasonable support to ensure that the Issuer can provide education materials about the Token Sponsor. Token Sponsor agrees to provide, upon Company reasonable request, any and all pertinent information and access of personnel as maybe necessary for Company to timely and adequately perform its Services under this Agreement.

5)	Crowdfunding Requirements.

a)
The Token Sale. Company intends to conduct a Token Sale through a Reg CF Offering, with a maximum target funding goal of $1,070,000 USD. Upon the completion of a successful offering, Company will issue Token Interests to investors on terms mutually agreed to by the Parties including a rate of interest payable to holders of the Token Interests. Upon the completion of a successful offering, Company will inform Token Sponsor of the gross total dollar amount of securities sold during the Reg CF Offering (“Gross CF Proceeds”). Company will be responsible for any refunds requested pursuant to the terms of the Token Interests (“Refunded CF Proceeds”, and Gross CF Proceeds net of Refunded CF Proceeds, “Net CF Proceeds”).

b)
Sale of Tokens by Token Sponsor to Company. Upon the earlier of a (i) Network Launch or a (ii) Public Token Offering following the Reg CF Offering, Token Sponsor agrees to sell Tokens to Company, for solely the consideration of the Net CF Proceeds.

i.
To determine the number of the Tokens to be sold to Company, first, the parties will find the dollar value of the Adjusted CF Proceeds by subtracting any Refunded CF Proceeds from the Gross CF Proceeds (“Adjusted CF Proceeds”).

ii.
Next the parties will find the product of (x) the Adjusted CF Proceeds multiplied by (y) the interest rate for the period between the CF Offering and the earlier of the i) Network Launch of the ii) Public Token Offering identified in the Token Interests the (“Final Securities Value”).

iii.	Finally, the parties will divide the Final Securities Value by (z) the initial undiscounted price set by the Token Sponsor for purposes of the Public Token Offering.
For the avoidance of doubt, the Final Securities Value must be greater than or equal to the Adjusted Securities Value. Token Sponsor may refuse to honor the commitment to sell Tokens to the Issuer if Token Project believes that the primary purpose of Issuer’s acquisition of Tokens is not for repayment of obligations under the Token Interests.

6)	DEFINITIONS AND GENERAL PROVISIONS

a)	Definitions. For purposes of this Agreement,

i.	“Token” shall mean a digital unit of exchange native to a blockchain network.

b)
Token Sponsor Data. Company is authorized to access and use data the Token Sponsor provides to the Company (“Token Sponsor Data”) solely in connection with its performance of the Services under this Agreement. Upon the termination or expiration of this Agreement, Company shall use commercially reasonable efforts to return to Token Sponsor or, in Company’s discretion, destroy all of the Token Sponsor Data stored on the Company technology platform. At the request of Token Sponsor, upon termination or expiration of this Agreement, Company will certify by an authorized representative of Company that it is in compliance with this Section 6(b).

c)
License to Token Sponsor Materials. Except as otherwise provided in this Agreement, proprietary software, materials and systems owned or licensed by Token Sponsor, including all derivative works thereof (collectively, “Token Sponsor Materials”), shall remain Token Sponsor’ property. Company shall have no ownership or other right or interest in Token Sponsor Materials, except for the limited license expressly granted herein. During the term of this Agreement, and subject to the terms and conditions set forth herein, Token Sponsor grants to Company a non-exclusive, non-transferable, royalty-free right and license to access, use, execute, reproduce solely for internal or backup uses subject to the other terms and conditions of this Agreement, digitally display, the Token Sponsor Materials to the extent necessary or desirable to perform the Services. Company shall use the Token Sponsor Materials in accordance with the parameters set forth in documentation and other reasonable instructions provided by Token Sponsor. Company shall not sell, copy or distribute (other than as expressly permitted by this Agreement) the Token Sponsor Materials or sublicense, lease, rent, loan, distribute, or otherwise make any Token Sponsor Materials available to any third-party. Company shall not modify, copy, disassemble, decompile or reverse engineer the Token Sponsor Materials nor cause nor permit any third- party to do so. All Token Sponsor Materials, including all rights to licenses shall remain the exclusive property of Token Sponsor or the relevant third-party owner. Company shall have no rights in the Token Sponsor Materials or documentation, other than the express license granted hereunder. Company shall protect the confidentiality of all information relating to the code, design or logic structure of the Token Sponsor Materials provided to Company by Token Sponsor. Token Sponsor shall make the Token Sponsor Materials available to Company in such form and on such media as Company may reasonably request, together with existing documentation.

d)
License to Company Materials. As between the Parties, all software, systems and related materials owned or licensed by Company, including all derivative works thereof (collectively, “Company Materials”), shall remain Company’s property. Token Sponsor shall have no ownership or other right or interest in Company Materials (defined to include any intellectual property of third-party partners of Company), except for the limited license expressly granted herein. Without limiting the generality of the foregoing, Company Materials shall include any and all deliverables, Software, software development tools, Systems, know-how, methodologies, processes, technologies or algorithms used by Company in providing the Services. During the term of this Agreement, and subject to the terms and conditions set forth herein, Company grants to Token Sponsor a non-exclusive, non-transferable, royalty-free right and license to access, use, execute, reproduce and digitally display the Company Materials to the extent necessary or desirable in connection with its business. As contemplated by this Agreement, this license shall extend to any third Parties (including, without limitation, consultants and other service providers) to which Token Sponsor delegates or outsources in the course of its business (whether by transferring ownership or otherwise), responsibility for the operation or management or achievement of any business requirements of Token Sponsor, but only for purposes of performing such Token Sponsor business requirements on its behalf; provided that Company further reserves the right to suspend or terminate access to Company Materials should Company reasonably believe that the Company Materials are not being used in accordance with this Agreement. Token Sponsor shall use the Company Materials in accordance with the parameters set forth in documentation and other reasonable instructions provided by Company. Token Sponsor shall not sell, copy or distribute (other than as expressly permitted by this Agreement) the Company Materials or sublicense, lease, rent, loan, distribute, or otherwise make any Company Materials available to any third- party. Token Sponsor, shall not modify, copy, disassemble, decompile or reverse engineer the Company Materials nor cause nor permit any third-party to do so. All Company Materials shall remain the exclusive property of Company or the relevant third-party owner. Token Sponsor shall have no rights in the Company Materials or documentation, other than the express license granted hereunder. Token Sponsor shall protect the confidentiality of all information relating to the code, design or logic structure of the Company Materials provided to Token Sponsor by Company.

e)	Confidentiality.

i.
During the Term, each party (the “Disclosing Party”) may provide the other party (the “Receiving Party”) with certain non-public information regarding the Disclosing Party’s business, technology, products or services that is marked or designated by the Disclosing Party as “confidential” or “proprietary” at the time of disclosure or that reasonably would be understood to be confidential given the circumstances of disclosure (collectively, “Confidential Information”). Without limiting the generality of the foregoing, the Company Materials and Token Sponsor Materials, and all enhancements and improvements thereto will be considered the Confidential Information of the respective party.

ii.
The Receiving Party agrees that it will not use or disclose to any third-party (except to the Receiving Party’s accountants, auditors, regulators and attorneys, who are all under obligations of confidentiality to such party) any Confidential Information of the Disclosing Party, except to provide or use the Services hereunder and as otherwise expressly permitted under this Agreement. The Receiving Party will limit access to the Confidential Information to those employees or contractors of the Receiving Party or its affiliates who have a need to know, who have confidentiality obligations no less restrictive than those set forth herein, and who have been informed of the confidential nature of such information. In addition, the Receiving Party will protect the Disclosing Party’s Confidential Information from unauthorized use, access, or disclosure in the same manner that it protects its own proprietary information of a similar nature, but in no event with less than reasonable care. At the Disclosing Party’s request or upon termination of this Agreement, the Receiving Party will return to the Disclosing Party or destroy (or permanently erase in the case of electronic files) all copies of the Confidential Information that the Receiving Party does not have a continuing right to use under this Agreement, and the Receiving Party shall provide to the Disclosing Party a written affidavit certifying compliance with this sentence. Notwithstanding the foregoing and provided that the Receiving Party preserves the confidentiality of any Confidential Information retained, the Receiving Party shall not be in breach of this Agreement should copies of the Confidential Information be stored, used, or archived to comply with requirements of applicable law, regulation or order or the Receiving Party’s standard electronic backup and archival procedures and destroyed in accordance with the Receiving Party’s internal procedures.

iii.	The confidentiality obligations set forth in this section will not apply to any information that (a) becomes generally available to the public through no fault of the Receiving

Party; (b) is lawfully provided to the Receiving Party by a third-party free of any confidentiality duties or obligations; (c) was already known to the Receiving Party at the time of disclosure; or (d) the Receiving Party can prove, by clear and convincing evidence, was independently developed by employees and contractors of the Receiving Party who had no access to the Confidential Information. In addition, the Receiving Party may disclose Confidential Information to the extent that such disclosure is necessary for the Receiving Party to enforce its rights under this Agreement or is required by law, regulation or government authority or by the order or subpoena of a court or similar judicial or administrative body, provided that the Receiving Party promptly notifies the Disclosing Party in writing of such required disclosure and cooperates with the Disclosing Party if the Disclosing Party seeks an appropriate protective order. In the event that the Receiving Party is served with legal process seeking disclosure of Confidential Information of the other party, the Receiving Party shall provide prompt notice to the Disclosing Party, unless otherwise prevented by operation of law, and give the disclosing party an opportunity to respond prior to such disclosure.

iv.
Both Parties agree that money damages may not be a sufficient remedy for breach of the confidentiality or proprietary rights provisions of this Agreement, and therefore each party shall be entitled to seek injunctive relief without the requirement of posting bond in the event of such a breach.

v.
The Parties agree to keep the terms of this Agreement strictly confidential, and shall not disclose any such terms to unaffiliated third parties, unless necessary to comply with regulatory requirements, including tax and accounting obligations, or as part of a legal proceeding.

7)	REPRESENTATIONS, WARRANTIES AND COVENANTS

a)
Company Representations, Warranties and Covenants. Company represents, warrants and covenants that the Company has the full power and authority to execute and perform this Agreement, and the execution and performance of this Agreement by Company shall not violate any law or agreement to which Company is a party or by which it is otherwise bound. When executed by a duly authorized officer, this Agreement shall be enforceable against Company in accordance with its terms.

b)
Token Sponsor Representations, Warranties and Covenants. Token Sponsor represents, warrants and covenants that the Token Sponsor has the full power and authority to execute and perform this Agreement, and the execution and performance of this Agreement by Token Sponsor does not violate any law, agreement, court order, regulation, restriction, or obligation to which Token Sponsor is a party or by which it is otherwise bound. When executed by a duly authorized officer, this Agreement shall be enforceable against Token Sponsor in accordance with its terms.

8)
Survival. Notwithstanding anything to the contrary herein, Token Sponsor’s obligation to pay the Service Fee shall survive the termination of this Agreement indefinitely and the provisions of this Agreement which give the Parties rights beyond termination or expiration of this Agreement shall survive any termination or expiration of this Agreement, including, without limitation, this Section 8 and Sections 6, 7, 9 and 10.

9)	LIMITATIONS ON LIABILITY; INDEMNIFICATION

a)	TYPES OF DAMAGES.
EXCEPT IN THE CASE OF BREACH OF CONFIDENTIALITY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, OR INCIDENTAL, DAMAGES WHATSOEVER.
IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY PUNITIVE OR SPECIAL DAMAGES WHATSOEVER, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE, ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES UNDERSTAND AND AGREE THAT THE INTERNET IS INHERENTLY UNSAFE; CONSEQUENTLY UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE RESPONSIBLE FOR ANY DAMAGE, LOSS, OR INJURY RESULTING FROM: (A) HACKING, TAMPERING, OR OTHER UNAUTHORIZED ACCESS OR USE OF THE PLATFORM NOT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY; (B) ANY INTERRUPTION OR CESSATION OF THE SERVICES; (C) ANY SOFTWARE BUGS, VIRUSES, TROJAN HORSES, OR OTHER HARMFUL CODE THAT MAY BE TRANSMITTED TO OR THROUGH THE PLATFORM; (D) ERRORS, INACCURACIES, OR OMISSIONS OF INFORMATION, OR ANY LOSSES INCURRED AS A RESULT OF, RESULTING FROM THE USE OF THE PLATFORM; AND/OR (E) INFORMATION THAT IS TRANSMITTED USING THE PLATFORM THAT IS DEFAMATORY, OFFENSIVE, OR ILLEGAL.

b)
AMOUNT OF DAMAGES. EXCEPT IN THE CASE OF BREACH OF CONFIDENTIALITY, THE MAXIMUM LIABILITY OF EITHER PARTY ARISING OUT OF OR IN ANY WAY CONNECTED TO THIS AGREEMENT SHALL NOT EXCEED THE AMOUNT OF THE SERVICE FEE.

c)
Indemnification. Each Party agrees to indemnify, defend and hold harmless the other Party, its officers, directors, employees, agents and affiliates from any losses arising from any and all loss, claim, liability, cost, damage or expense by a third-party, including without limitation, costs of litigation and reasonable attorneys’ fees (collectively “Losses”) arising out of or by reason of:

i.	any material breach by the indemnifying party of representations or warranties or covenants under this Agreement,

ii.	any act or omission by the indemnifying party or its affiliates and/or their officers, directors, personnel or other representatives which is a violation of applicable statutes, laws or regulations;

iii.	the gross negligence, willful misconduct or fraud of the indemnifying party; or

iv.	the breach by the indemnifying party or its officers, directors, personnel or other representatives of the confidentiality or data protection obligations contained in this Agreement or applicable law;

Each Party shall retain the sole right to control the defense of any claim against the Party, its officers, directors, employees, agents and affiliates (including the right to settle the claim solely for monetary consideration) covered by this Section.

d)
Basis of the Bargain. The Parties agree that the limitations of liability and indemnity set forth in this section shall survive and continue in full force and effect despite any failure of consideration or of an exclusive remedy. The Parties acknowledge that Company’s agreement to provide Services pursuant to the terms of this Agreement is made in reliance upon these limitations of liability and that all such limitations form an essential basis of the bargain between the Parties.

e)
Regulated Activities. The Parties must comply with all applicable regulations on information disclosure, SEC filings, advertisement restrictions, and retention and payments to promoters and other vendors. Company is required by laws to terminate the CF Offering in the event of a material change to this Agreement or the Token Sponsors’ ability to honor the commitments of this Agreement.

f)	Application to Affiliates. The limitations and exclusions of Company's liability hereunder shall apply to Token Sponsor and all of its affiliates directly or indirectly.

g)	ARBITRATION AND CLASS ACTION WAIVER
THE PARTIES AGREE THAT ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE SETTLED BY ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS COMMERCIAL ARBITRATION RULES. THE NUMBER OF ARBITRATORS SHALL BE ONE. THE PLACE OF ARBITRATION SHALL BE THE NORTHERN DISTRICT OF CALIFORNIA. JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.
EACH PARTY HEREBY WAIVES THE RIGHT TO ANY CLASS ACTION PROCEEDING OR COUNTERCLAIM AGAINST THE OTHER PARTY, ITS AFFILIATES, SUCCESSORS OR ASSIGNS, WHETHER AT LAW OR EQUITY, REGARDLESS OF WHICH PARTY BRINGS SUIT. THIS WAIVER SHALL APPLY TO ANY MATTER WHATSOEVER BETWEEN THE PARTIES HERETO WHICH ARISES OUT OF OR IS RELATED IN ANY WAY TO THIS AGREEMENT, THE PERFORMANCE OF EITHER PARTY, AND THE SERVICES PROVIDED BY COMPANY, ITS AFFILIATES, SUCCESSORS OR ASSIGNS OF THE BUSINESS AND/OR ANY GOODS OR SERVICES.

10)	MISCELLANEOUS

a)
Notices. All notices and other communications hereunder shall be in writing, delivered to the email addresses set forth below each party’s signature on the signature pages hereto or to the address of the party’s principal office. Either party may, by notice to the other, change its address for receiving such notices by giving notice to the other party in the manner provided by this Section.

b)
Severability. If any provision of this Agreement, or the application thereof, is determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall be interpreted so as best to reasonably effect the intent of the Parties. The Parties further agree to replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such invalid and unenforceable provisions.

c)
Entire Agreement. This Agreement and all Exhibits hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all agreements and understandings, whether written or oral, between Token Sponsor and Company with respect to the subject matter hereof made prior to the date hereof. There are no representations, warranties, understandings or agreements relating to the subject matter hereof which are not fully expressed in this Agreement. No amendment, modification, waiver or discharge of this Agreement shall be valid unless in writing and signed by an authorized representative of the party against whom such amendment, modification, waiver or discharge is sought to be enforced.

d)
Governing Law, Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to its conflicts of laws rules, and as necessary the laws of the United States. For the purposes of enforcing any award by an Arbitrator, the venue shall be the Northern District of California or state court within the County of San Francisco, California, and the Parties hereby consent to the exclusive jurisdiction of such courts and waive, to the fullest extent permitted by applicable law, the right to make any objection based on venue or inconvenient forum. The Parties agree that the Uniform Computer Information Transactions Act shall not apply to this Agreement.

e)
No Waiver. No waiver or failure to exercise any option, right or privilege under the terms of this Agreement by either of the Parties hereto on any occasion or occasions shall be construed to be a waiver of the same on any other occasion or of any other option, right or privilege.

f)
Assignment; Successors and Assigns. Neither this Agreement nor any of the rights or duties hereunder may be assigned or otherwise transferred by either party without the other party’s prior written consent. Such consent shall not be unreasonably withheld. Any act which is inconsistent with the terms of this Section shall be null and void ab initio. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns

g)
Subcontractors. Company may subcontract with third Parties for the provision of hardware, software, Materials or Services. Company shall be responsible for payments due to its subcontractors. Company shall remain liable for the acts and omissions of its subcontractors.

h)
Independent Contractor. Company shall at all times during the term of this Agreement, be acting and performing hereunder as an independent contractor. Company shall perform all services required hereunder in good faith and to the best of its abilities, relying on its experience, knowledge, judgment, and techniques.

i)
Exclusivity. The Parties acknowledge and agree to one-year of exclusivity, during which Token Sponsor shall not engage another Issuer to preform similar Servcies as described herein. Company will be under no exclusivity term and may enter into similar arrangements with other Parties and nothing in this Agreement shall impair Company’s right to acquire, license, market, distribute, develop for itself or others or have others develop for Company similar technology performing the same or similar functions as the technology or Services contemplated by this Agreement.

j)
Third Parties. This Agreement is entered into solely by and between, and may be enforced only by, Token Sponsor and Company; and this Agreement shall not be deemed to create any rights in third Parties, including, without limitation, employees, suppliers, Token Sponsors or affiliates of a party, or to create obligations of a party to any such third Parties.

k)
Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members signed the same copy. All counterparts will be construed together and will constitute one agreement. This Agreement may be executed through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Company, the Uniform Electronic Transaction Act and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on each party as if it were physically executed.

l)
Counsel. Each Party acknowledges and represents that, in completing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement.

[signature page follows]

[SIGNATURE PAGE TO
TOKEN SERVICES AGREEMENT]
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

YOUNOW, INC.		YOUNOW SERVICES, LLC

By:	/s/ Adi Sideman	By:	/s/ Adi Sideman

Name:	Adi Sideman	Name:	Adi Sideman

Title:	CEO	Title:	Manager

Email:	adi@younow.com	Email:	adi@younow.com

Exhibit A: Token Interests Example (Token DPA)
THIS INSTRUMENT HAS BEEN ISSUED PURSUANT TO SECTION 4(A)(6) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND NEITHER IT NOR ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED BY RULE 501 OF REGULATION CROWDFUNDING UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION THEREFROM.
YouNow Services LLC
DPA
DEBT PAYABLE BY ASSETS
THIS CERTIFIES THAT in exchange for a loan by the undersigned lender (the “Lender”) in the amount of US$[________] (the “Debt Amount”) made on or about [Date of DPA] to YouNow Services, LLC, a Delaware limited liability company (the “Company”), Lender is hereby entitled to repayment, in one or more installments, in cash and/or in assets, with such variable interest rate (or no rate at all), as further set forth below.
In addition to cash, non-cash assets that can be used to satisfy the obligations under this DPA include Tokens (as defined below) at terms set forth below.
“Tokens”: digital blockchain tokens issued by YouNow, Inc. (“Token Developer”) as part of a Public Token Offering (defined below). For debt satisfaction under the terms of this DPA, Tokens shall be valued at the undiscounted price set by the Token Developer for purposes of the Public Token Offering (“Token Valuation”).
“Asset Interest Rate”: 20% interest shall be accrued and payable if repayment is made in Tokens at any time during the first two years of the date hereof.
“Fiat Interest Rate”: After the second anniversary hereof, 1.5% interest shall be accrued and payable on a monthly, non-compound basis with respect to any unpaid amount. No interest shall accrue and be payable if repayment obligations are satisfied in cash by the second anniversary of the date of this DPA, as set forth below.
See Section 2 for additional defined terms.

1.	Events
(a)    Repayment of Debt Amount by Cash and/or Assets.
(i)    Early Repayment in Full by Tokens: At any time before the second anniversary of the date hereof, if the Company has ownership or control of Tokens in an amount adequate to satisfy its repayment obligations under this DPA and other DPAs contemporaneously issued as part of the same offering in full, including any accrued and unpaid interest, the entire Debt Amount shall be due and payable to Lender, together with interest accrued on the entire Debt Amount at the Asset Interest Rate (said interestalso payable in Tokens), to be calculated based on the Token Valuation;
(ii)    Early Partial Repayment by Tokens: At any time before the second anniversary of the date hereof, if the Company has ownership or control of Tokens in such number adequate to partially satisfy at least 25% of its repayment obligations under this DPA and other DPAs contemporaneously issued as part of the same offering, including any accrued and unpaid interest, the Company shall repay at least 25% of the Debt Amount or the current outstanding amount pursuant to this DPA to Lender in Tokens (“Partial Asset Payment”), together with interest accrued on the Partial Asset Payment amount at the above Asset Interest Rate (said interest also payable in Tokens), to be calculated based on the Token Valuation;
(iii)    Early Repayment in Cash: At any time before the second anniversary of this DPA, unless the Company has ownership or control of Tokens in an amount sufficient for early repayment of debt by Tokens in full or in part, the Company may in its discretion satisfy its obligations with respect to any unpaid Debt Amount in cash, with no interest or other duties owed to the Lender;
(vi)    Early Repayment Right by Lender: At any time before the second anniversary of this DPA, the Lender may demand an early repayment of the Debt Amount in full (but not in part), in which case the Company shall promptly repay 80% of the unpaid Debt Amount in cash, in full satisfaction of its obligations under this DPA.
(vii)    On or after the second anniversary of this DPA, any unpaid portion of the Debt Amount shall accrue interest at the applicable Fiat Interest Rate (defined above), on a monthly, non- compound basis.
(viii)    The Company shall fully repay the entire Debt Amount and any interest accrued, in cash and/or by Tokens as per the above terms, no later than the [third anniversary] of the date hereof.
(b)    Terms Governing Payment by Tokens. With respect to any partial or full satisfaction of the Debt Amount by Tokens, the number of Tokens shall be determined based on the Token Valuation as defined above. Where possible, the Token distribution may include fractional Tokens. In the event fractional Tokens are not available, (i) Lender will receive one full Token if the fractional remainder is equal to or in excess of 0.50 Tokens or (ii) Lender will forfeit the value of the fractional Tokens if the fractional remainder is less than 0.50 Tokens.
In the event the Company elects or is required under the terms hereof to make a repayment of Debt Amount (in part or in full) by Tokens, if upon notice Lender fails to provide to Company within 14 calendar days a network address and other information necessary to facilitate a distribution of digital blockchain tokens, the Company may in its discretion effectuate such repayment in cash and without any interest on such full or partial Debt Amount, without any further obligations associated thereto and in full satisfaction of such full or partial Debt Amount. Lender is responsible for the accuracy of information provided. Providing inaccurate digital key or public address for purposes of token transfer often results in irreversible loss, which nonetheless would constitute satisfaction of the Company’s debt repayment obligations.
(c)    Dissolution Event. If a Dissolution Event occurs before repayment obligations under the DPA have been satisfied in full, to the extent permissible by law Lender shall have priority over all other creditors with respect to (i) any cash funded by and traceable to Lender remaining in a Company bank or escrow account, and shall have priority shall be returned to Lender, with priority over all other creditors of the Company, and (ii) that portion of such Tokens in the Company’s possession or control that represents Lender’s interest as a fraction of all DPAs issued contemporaneously with this DPA as part of the same offering.
(d)    Termination. This instrument will terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this instrument) upon the Company satisfying its repayment obligations in full pursuant to this Section 1.

2.	Definitions
“Change of Control” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.
“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors, or (iii) any other liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.
“Public Token Offering” means the opening of the Token Developer’s first public sale of its Tokens to be used on an established decentralized blockchain protocol created by the Token Developer or its affiliates. For the avoidance of doubt, a public sale will be considered one in which the existence of the offering is made public and Tokens can be purchased by some or all segments of the general public (e.g., accredited investors or US residents).

3.	Company Representations
(a)    The Company is a validly existing and in good standing under the laws of the state of its formation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.
(b)    The execution, delivery and performance by the Company of this instrument is within the power of the Company and, other than with respect to the actions to be taken when equity is to be issued to the Lender, has been duly authorized by all necessary actions on the part of the Company. This instrument constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To the knowledge of the Company, it is not in violation of (i) its current charter or bylaws or applicable constituent documents; (ii) any material statute, rule or regulation applicable to the Company; or (iii) any material indenture or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.
(c)    The performance and consummation of the transactions contemplated by this instrument do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material indenture or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.
(d)    No consents or approvals are required in connection with the performance of this instrument, other than: (i) the Company’s corporate or equivalent approvals; and (ii) any qualifications or filings under applicable securities laws.

4.	Lender Representations
(a)    The Lender has full legal capacity, power and authority to execute and deliver this instrument and to perform its obligations hereunder. This instrument constitutes a valid and binding obligation of the Lender, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)    The Lender has been advised that this instrument have not been registered under the Securities Act or any state securities laws and are offered and sold hereby pursuant to Section 4(a)(6) of the Securities Act. The Lender understands that this instrument may not be resold or otherwise transferred unless they are registered under the Securities Act and applicable state securities laws or pursuant to Rule 501 of Regulation CF, in which case certain state transfer restrictions may apply.
(c)    The Lender is entering in this instrument not with a view to, or for resale or otherwise redistribute the same.
(d)    The Lender acknowledges, and is entering into this instrument in compliance with, the investment limitations set forth in Rule 100(a)(2) of Regulation CF, promulgated under Section 4(a)(6)(B) of the Securities Act.
(e)    The Lender acknowledges that the Lender has received all the information the Lender has requested from the Company and the Lender considers necessary or appropriate for deciding whether to acquire this instrument, and the Lender represents that the Lender has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of this instrument and to obtain any additional information necessary to verify the accuracy of the information given to the Lender. In deciding to purchase this instrument, the Lender is not relying on the advice or recommendations of the Company or of Republic.co and the Lender has made its own independent decision that the purchase of this instrument is suitable and appropriate for the Lender. The Lender understands that no federal or state agency has passed upon the merits or risks in this instrument or made any finding or determination concerning the fairness or advisability of this purchase.
(f)    The Lender understands and acknowledges that as a DPA Lender, the Lender shall have no voting, information or inspection rights, aside from any disclosure requirements the Company is required to make under relevant securities regulations.
(g)    The Lender understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for this instrument and any assets used to satisfy the debt obligations hereunder.
(h)    If the Lender is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), the Lender hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any offer or sale of this instrument, including (a) the legal requirements within its jurisdiction for the purchase of this instrument; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, conversion, redemption, sale, or transfer of this instrument. The Lender acknowledges that the Company has taken no action in foreign jurisdictions with respect to this instrument.
(i)    The Lender understands that this instrument is being offered in a regulation crowdfunding offering with other DPAs, and all participants in the aforementioned offering, together, “Lenders,” will have the same rights and obligations.

5.	Transfer Restrictions.
(a)    The Lender understands and agrees that the Company may place the legend set forth below or a similar legend on any book entry or other forms of notation evidencing this DPA, together with any other legends that may be required by state or federal securities laws, the Company’s charter or bylaws or similar constituent documents, as applicable, any other agreement between the Lender and the Company or any agreement between the Lender and any third party:

THIS INSTRUMENT HAS BEEN ISSUED PURSUANT TO SECTION 4(A)(6) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND NEITHER IT NOR ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED BY RULE 501 OF REGULATION CROWDFUNDING UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION THEREFROM.

7.	Miscellaneous
(a)    Any provision of this instrument may be amended, waived or modified only upon the written consent of the Company and the Lender.
(b)    The Lender is not entitled, as a holder of this instrument, to vote or receive dividends or be deemed the holder of Capital Stock for any purpose, nor will anything contained herein be construed to confer on the Lender, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise until shares have been issued upon the terms described herein.
(c)    In the event any one or more of the terms or provisions of this instrument is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the terms or provisions of this instrument operate or would prospectively operate to invalidate this instrument, then such term(s) or provision(s) only will be deemed null and void and will not affect any other term or provision of this instrument and the remaining terms and provisions of this instrument will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.
(d)    All rights and obligations hereunder will be governed by the laws of the State of Delaware, without regard to the conflicts of law provisions of such jurisdiction.
(e)    Any dispute, controversy or claim arising out of, relating to or in connection with this instrument, including the breach or validity thereof, shall be determined by final and binding arbitration administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules and Mediation Procedures (“Commercial Rules”). The award rendered by the arbitrator shall be final, non-appealable and binding on the parties and may be entered and enforced in any court having jurisdiction. There shall be one arbitrator agreed to by the parties within twenty (20) days of receipt by respondent of the request for arbitration or, in default thereof, appointed by the AAA in accordance with its Commercial Rules. The place of arbitration shall be San Francisco, California. Except as may be required by law or to protect a legal right, neither a party nor the arbitrator may disclose the existence, content or results of any arbitration without the prior written consent of the other parties.
(e)    The parties agree that any arbitration shall be limited to the dispute between the Company and the Lender individually and this DPA only. To the full extent permitted by law, (1) no arbitration shall be joined with any other; (2) no dispute between the parties is to be arbitrated on a class-action basis or will utilize class action procedures; and (3) Lender may not bring any dispute in a purported representative capacity on behalf of the general public or any other persons.
(f)    Notwithstanding the foregoing, the parties agree that the following disputes are not subject to the above provisions concerning informal negotiations and binding arbitration: (1) any disputes seeking to enforce or protect, or concerning the validity of, any of a party’s intellectual property rights; (2) any dispute related to, or arising from, allegations of theft, piracy, invasion of privacy or unauthorized use; and (3) any claim for injunctive relief.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed and delivered.

YouNow Services, LLC

By:

Name:	Adi Sideman

Title:	CEO

Address:	6324 Fairmount Ave #2591,
El Cerrito, CA 94530

Email:	support@propsproject.com

LENDER

By:

Name:

Email: